Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-139250 and No. 333-53137) of our report dated May 31, 2023, appearing in this Annual Report on Form 11-K of The Andersons, Inc. Retirement Savings Investment Plan for the year ended December 31, 2022.

/s/ LBMC PC

Brentwood, Tennessee
May 31, 2023